Exhibit 99.1

LATITUDE 360 PARTNERS WITH JULIO JONES, WIDE RECEIVER FOR THE ATLANTA FALCONS

Mr. Jones to Take Stake in Future Alabama and Georgia Locations

NEW YORK, NY / May 21, 2015 - Latitude 360, Inc. (OTCQB: LATX) (www.latitude360.com), an award-winning, multi-platform venue featuring premier upscale casual dining and state-of-the-art entertainment offerings, today announced that it has entered into a partnership agreement in which star wide receiver, Julio Jones, an existing shareholder of LATX, will take a minority stake in planned future Latitude 360 locations in Alabama and Georgia, through an agreement with J and J 360 LLC. The first location is a planned site near the famous Mall of Georgia in Buford, Georgia, an affluent suburb of Atlanta.

“We’re pleased to partner with Julio Jones, a celebrated athlete and personality in his hometown of Alabama, as well as his current home in Georgia,” stated Brent Brown, Latitude 360’s CEO. “Mr. Jones shares our enthusiasm for our proven concept in dining and entertainment. These new locations will join Indianapolis, Pittsburgh and Jacksonville as well as planned locations in New York, Boston, Albany and Minneapolis.”

Julio Jones is a wide receiver for the Atlanta Falcons of the National Football League (NFL). Chosen sixth overall in the 2011 NFL Draft, he enjoyed a successful collegiate football career at the University of Alabama, where, during his sophomore season in 2009, he helped lead the Crimson Tide to an undefeated 14-0 season including a victory in the 2010 BCS National Championship Game.

“This is an exciting investment and partnership, enabling Latitude 360 to expand into Alabama and Georgia, two states that are very important to me,” stated Julio Jones. “I’m pleased to be part of a quality organization that provides entertainment for a wide variety of consumers and corporate clients, including amazing food, sports theatre, grill, bar, dancing, luxury bowling, games, live entertainment and more.”

About Latitude 360

Latitude 360 (OTCQB: LATX), is an award-winning pioneer of combining premier upscale casual dining with state-of-the-art entertainment creating a “360 Experience” in its unique venues. The Company develops, constructs and operates cutting-edge Latitude 360 locations (from 50,000-85,000 sq. ft.) that appeal to a broad base of consumers and corporate clients. Its three current award-winning locations are based in Jacksonville, FL, Pittsburgh, PA, and Indianapolis, IN, with more locations opening in the next several months in large markets like New York and Massachusetts.

Latitude 360's "360 Experience" provides a unique dining and entertainment experience. Key offerings at each Latitude 360 location include, but are not limited to:

•	Latitude 360 Grille, a full-service, upscale casual restaurant and bar
•	Latitude LIVE, a Las Vegas-style live entertainment theatre
•	Axis Bar & Stage, a lush bar featuring the area's top musicians and/or DJ's
•	Luxury Bowling, a high end lounge for boutique bowling lanes
•	Cinegrille, a full service dine-in movie experience
•	HD Sports Theater, a state-of-the art HD viewing area with full service dining
•	Arcade, an exciting game arcade featuring the most popular video and redemption games available
•	Latitude Lit, a luxury Cigar Lounge

About J and J 360 LLC

J and J 360 LLC is a partnership formed by Julio Jones and Jon Guven of Atlanta, Georgia for the purpose of funding and expanding the Latitude 360 concept throughout the States of Georgia and Alabama with a planned site near the Mall of Georgia.

Forward-Looking Statements

This news announcement may contain certain “forward-looking statements.” Such statements include those related to the company’s expectations about future events or to the company’s future financial performance, including anticipated growth opportunities, planned store openings and access to capital, and are not historical facts. Forward-looking statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Such statements are not guarantees of future performance, are based on certain assumptions, and are also subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company. Actual results may differ materially from the expectations contained in forward-looking statements. The company does not undertake any obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
5W Public Relations
Latitude360@5wpr.com
+1-212.999.5585

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